Exhibit 16

       Schedule for Computation of Performance Quotations

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                     THE RUSHMORE FUND, INC.
             Rushmore U.S. Government Bond Portfolio

                 Computation of Yield Quotation


a.  Interest Income                                  $135,368

b.  Less:  Management Fees and                         15,338
    Fund Expenses

     Net Income                                      $120,030

c.  Average Number of Shares         2,402,544
    Outstanding

d.  Closing Share Price 8/31/96          $9.39

     Value of Shares               $22,559,888


     Yield:  2[(a-b/cd + 1)6 - 1]         6.47%

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                     THE RUSHMORE FUND, INC.
             Rushmore U.S. Government Bond Portfolio

           Computation of Average Annual Total Return



               1 Year            5 Year            Since
                                                Inception*

           P (1+T)n = ERV    P (1+T)n = ERV     P (1+T)n = ERV

           P = $10,000       P = $10,000        P = $10,000
           T = 0.41%         T = 7.62%          T = 7.89%
           N = 1             N = 5              N = 10.71
         ERV = 10,041      ERV = 14,437       ERV = 22,554


* Commencement of Operations December 18, 1985
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                     THE RUSHMORE FUND, INC.
                     Rushmore Nova Portfolio

           Computation of Average Annual Total Return



       1 Year               5 Year           Since Inception*

    P (1+T)n = ERV       P (1+T)n = ERV      P (1+T)n = ERV

    P = $10,000          P = $10,000         P = $10,000
    T = 7.58%            T = 3.56%           T = 3.96%
    N = 1                N = 5               N = 6.73
  ERV = 10,758         ERV = 11,906        ERV = 12,979



* Commencement of Operations December 7, 1989